SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                   SCHEDULE 14A INFORMATION

        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]


Check the appropriate box:

[X]  Preliminary Proxy Statement   [ ]  Confidential, for Use of
                                        the Commission Only (as
                                        permitted by
                                        Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12



                 INTERNET COMMERCE CORPORATION
        ________________________________________________
        (Name of Registrant as Specified in Its Charter)


Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required.
     [ ]  Fee computed on table below per Exchange Act Rules
          14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: N/A

     (2) Aggregate number of securities to which transaction applies: N/A

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

     (4) Proposed maximum aggregate value of transaction: N/A

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     [ ]  Fee paid previously with preliminary materials: N/A

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount Previously Paid: N/A
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          (4)  Date Filed: N/A


                 INTERNET COMMERCE CORPORATION
                        805 THIRD AVENUE
                       NEW YORK, NY 10022

                         --------------

           NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                   TO BE HELD MARCH ___, 1999

                         --------------

To the Stockholders:

     NOTICE IS HEREBY GIVEN that a Special Meeting of
Stockholders (the "Special Meeting") of Internet Commerce
Corporation, a Delaware corporation(the "Company"), will be held at the offices of the Company, located at 805 Third Avenue, New
York, NY 10022, Ninth Floor, on March __, 1999, commencing at
10:00 A.M., local time, for the following purpose:

     1. As required by the rules of The Nasdaq Stock Market, Inc., to approve the potential issuance of shares of the Company's Class A Common Stock, $.01 par value per share, representing 19.9% or more of the issued and outstanding shares in connection with the private placement of the Company's Series A Convertible Preferred Stock and the sale of 100,000 shares of Class A Common Stock to an individual investor.

     2. To transact such other business as may properly be brought before the Special Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on January 5, 1999, as the record date for the Special Meeting or any adjournments thereof. Only stockholders of record on the stock transfer books of the Company at the close of business on that date are entitled to notice of, and to vote at, the Special Meeting.

                              By Order of the Board of
                              Directors

                              /s/ Walter M. Psztur

                              Secretary

Dated: February __, 1999
New York, New York

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE SPECIAL MEETING,
YOU ARE URGED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED
PROXY IN THE ENVELOPE THAT IS PROVIDED, WHICH REQUIRES NO POSTAGE
IF MAILED IN THE UNITED STATES.





                 INTERNET COMMERCE CORPORATION
                        805 THIRD AVENUE
                       NEW YORK, NY 10022


                -------------------------------
                        PROXY STATEMENT
                               FOR
                 SPECIAL MEETING OF STOCKHOLDERS
                -------------------------------


                         March __, 1999


                          INTRODUCTION

     This Proxy Statement is being mailed to stockholders on or about February ___, 1999, in connection with the solicitation of proxies by the Board of Directors of Internet Commerce Corporation, a Delaware corporation ("ICC" or the "Company"), to be used at the Special Meeting of Stockholders of the Company (the "Special Meeting") to be held on February __, 1999. Accompanying this Proxy Statement is a Notice of Special Meeting of Stockholders and a form of proxy for such meeting.

                          SOLICITATION

     All proxies which are properly completed, signed, dated and returned to the Company in time will be voted in accordance with the instructions thereon. The persons named as proxies are officers of the Company. Proxies may be revoked by any stockholder upon written notice to the Secretary of the Company prior to the exercise thereof and stockholders who are present at the Special Meeting may withdraw their proxies and vote in person if they so desire.

     The expense of preparing, assembling, printing and mailing the form of proxy and the material used in the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, the Company may utilize the services of some of its officers and regular employees to solicit proxies personally and by telephone, facsimile and other electronic communication. The Company has requested banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies and will reimburse such persons for their services in doing so. The cost of such additional solicitation incurred otherwise than by use of the mails is estimated not to exceed $5,000.


               RECORD DATE AND VOTING SECURITIES

     The Board of Directors has fixed the close of business on January 5, 1999 the "Record Date", as the record date for the determination of stockholders who are entitled to notice of and to vote at the Special Meeting and any adjournments thereof. At the close of business on the Record Date, the Company had issued and outstanding and voting as a class 1,303,694 shares of Class A Common Stock, $.01 par value per share (the "Class A Common Stock"), entitled to one vote per share, and 194,397 shares of Class B Common Stock, $.01 par value per share (the "Class B Common Stock"), entitled to six votes per share. In addition, although scheduled to be redeemed by the Company as of March 31, 1999, the Company also has 572,854 shares of Class E-1 Common Stock, $.01 par value per share, and Class E-2 Common Stock, $.01 par value per share (together, the "Redeemable Common Stock"), entitled to one vote per share, which vote as a class with the Class A and Class B Common Stock through such date. The Class A Common Stock, Class B Common Stock and the Redemmable Common Stock are sometimes referred to herein as the "Common Stock." A majority of the outstanding shares of the Common Stock entitled to vote at the Special Meeting is required to establish a quorum at the Special Meeting.

     Common Stock representing a majority of the outstanding voting shares of the Company is required to approve the proposal. Shares of Common Stock represented by proxies that are properly executed, duly returned and not revoked will be voted in accordance with the instructions contained therein. If no specification is indicated in the proxy, the shares of Common Stock represented thereby will be voted to approve the potential issuance of shares of Class A Common Stock representing 19.9% or more of the issued and outstanding shares of such Common Stock in connection with the private placement of the Company's Series A Convertible Preferred Stock and the sale of 100,000 shares of Class A Common Stock to an individual investor (the "Share Issuance Proposal") and (ii) for any other matter that may properly be brought before the Special Meeting in accordance with the judgment of the person or persons voting the proxies.

     For purposes of determining the presence of a quorum for transacting business at the Special Meeting, abstentions and broker "non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares on a particular matter with respect to which the brokers or nominees do not have discretionary power) will be treated as shares that are present but that have not been voted. Broker non-votes will have no effect on the Share Issuance Proposal. Abstentions may be specified on the Share Issuance Proposal, will be counted as present and will have the effect of a vote against the Share Issuance Proposal.

     Certain stockholders, including current and former officers and directors of the Company, who in the aggregate own or control shares of Common Stock representing more than a majority of the voting power of the Common Stock have indicated that they would vote in favor of the proposal. Accordingly, the approval of the Share Issuance Proposal is assured.

                SECURITY OWNERSHIP OF PRINCIPAL
           HOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the number of shares of Common Stock owned beneficially as of the Record Date by each principal holder, director, each executive officer and all directors and executive officers as a group. Other than as disclosed in the following table and accompanying footnotes, the directors, the named executive officers, and the directors and executive officers as a group did not own any other equity securities of the Company. Unless otherwise noted, each individual has sole voting and investment power over the shares indicated in the table. Fractional shares are rounded to the nearest whole number.


                                   Class A              Class B            Reedemable
                               Common Stock (2)       Common Stock       Common Stock (3)
                               ----------------     ----------------     ----------------     % Vote of
Name and Address                Number               Number               Number              of all
of Beneficial Owner (1)        of shares     %       of shares    %       of shares    %       classes
---------------------------    ---------  -----     ---------  -----     ---------  -----     ---------
Richard J. Berman (2)(6)(7)      166,667   5.2              -     -              -     -          3.4
Arthur R. Medici (2)             200,000   6.2         14,000   7.2         54,000   9.4          6.8
Michele Golden (2)(5)            423,172  13.1              -     -              -     -          8.5
Michael Cassidy (2)(5)           282,114   8.7              -     -              -     -          5.7
Dominic Bassani (8)              400,000  12.4              -     -              -     -          8.0
Charles C. Johnston (2)           39,447   1.2              -     -              -     -            *
Peter Ruel (2)(8)                100,000   3.1              -     -              -     -          2.0
Donald Gordon (2)                 23,334     *              -     -              -     -            *
David Hubbard  (2)                83,346   2.6              -     -              -     -          1.7
Walter M. Psztur (2)              53,048   1.6              -     -              -     -          1.1

All executive officers
and directors as a
group (10 persons)             1,771,128  54.8         14,000   7.2         54,000   9.4         38.4 (9)

Voting Trust (4)                       -     -        169,033  87.0        236,326  41.3         25.1 (10)



* Represents less than 1%

-------------------------------------------------------------------------------
(1) Except as otherwise noted, the address of each benefical owner is in care of the Company at its principal office at 805 Third Avenue, Ninth Floor, New York, New York 10022.

(2) The executive officers and directors as a group hold a total of 897,523 immediately exercisable options to purchase Class A Common Stock. All of which are "in the money" at option prices ranging from approximately $.26 to $3.88, which are included in the table above. Mr. Berman holds 116,667 of these options, Mr. Medici holds 200,000, Ms. Golden holds 234,517, Mr. Cassidy holds 156,344, Mr. Johnston holds 30,267, Mr. Gordon holds 23,334, Mr. Hubbard holds 83,346 and Mr. Psztur holds 53,048.

(3) The Redeemable Common Stock includes shares of both Class E-1 Common Stock and Class E-2 Common Stock. As of July 31, 1998, the Class E Common Stock was no longer convertible into shares of Class A Common Stock. The Redeemable Common Stock will continue to retain its voting power until March 31, 1999, when all of such shares will be redeemed pursuant to their terms.

(4) Substantially all of the Class B Common Stock and Redeemable Common Stock beneficially owned by Thomas H. Lipscomb,
     Alan N. Alpern, and Michael T. Brooks constituting 20.6%, 2.0% and 15.8% of the vote of all classes of common stock of the Company, respectively, have been deposited in the Voting Trust or are subject to an irrevocable proxy until February 2000, except in the case of Mr. Brook's shares which are subject to the Company's option to purchase his Class B Common Stock at any time. Pursuant to the Voting Trust and irrevocable proxy, the shares will be voted at the direction of a majority of the Company's non-management directors and Mr. Berman and Arthur R. Medici former President and current Director of the Company, subject to certain exceptions, including the dissolution or liquidation of the Company, certain mergers and sale of all or substantially all of the Company's assets. The shares deposited in the voting trust or irrevocable proxy will be released from the voting trust and irrevocable proxy on the sale of the shares by the beneficiary owner thereof.

(5) Mr. Cassidy and Ms. Golden received Class A Common Stock pursuant to the Merger of ICCSUB into the Compnay effective
     September 25, 1998.

(6) As part of his employment agreement, Mr. Berman will have 38,750 shares of Class A Common Stock issuable to him in March 1999. These shares are included in the chart above.

(7) As a Bridge Note Investor, Mr. Berman holds 15,000 immediately exercisable bridge warrants to purchase 15,000 shares of Class A Common Stock. The exercise price of the bridge warrants is $2.50. These shares are included in the chart above.

(8) Mr. Bassani, former interim Chief Operating Officer of the Company and current consultant to the Board of Directors, holds 400,000 immediately exercisable warrants to purchase 400,000 shares of Class A Common Stock. Mr. Ruel, a director of the Company, holds 100,000 immediately exercisable warrants to purchase 100,000 shares of Class A Common Stock. The exercise price of these warrants is $2.50. These shares are included in the chart above.

(9) The % vote of all classes as of the record date for, all executive officers and directors as a group was 9.3 %.

(10) The % vote of all classes as of the record date for, the voting trust was 41.1 %.


Voting Trust

     Thomas H. Lipscomb (former Chairman of the Board and President of the Company), and Alan N. Alpern (former Chief Financial Officer of the Company) have deposited substantially all of the shares of Common Stock beneficially owned by them and other members of their families, which includes Class B Common Stock and Redeemable Common Stock into a voting trust (the "Voting Trust") until February 18, 2000. As of May 1, 1998, 123,739 shares of Class B Common Stock were forfeited pursuant to an Escrow Agreement dated as of September 11, 1992, as amended September 20, 1994 (the "Escrow Agreement"), and such shares were delivered by the Escrow Agent to the Company which holds the shares in treasury. As of June 19, 1998, Michael T. Brooks agreed to deposit 80,000 shares of Class B Common Stock into the Voting Trust. Accordingly, as of January 5, 1999 the shares in the Voting Trust represent 41.1% of the total voting power of the Company. The shares of Common Stock held in the Voting Trust will be voted at the direction of a majority of the non-management directors of the Company and Richard J. Berman, the Chief Executive Officer of the Company and Arthur R. Medici, former President and current Director of the Company. The Voting Trust and the disproportionate vote afforded the Class B Common Stock could serve to impede or prevent a change of control of the Company. As a result, potential purchasers may be discouraged from seeking to acquire control of the Company through the purchase of Class A Common Stock, which could have a depressive effect on the price of the Company's securities. On January 25, 1999, Mr. Alpern notified the Voting Trustees that he will withdraw 4,174 B shares from the Voting Trust effective February 24, 1999.



              MARKET FOR THE COMPANY'S SECURITIES
                    AND STOCKHOLDER MATTERS

     The Company's Units, Class A Common Stock, Class A Warrants and Class B Warrants are quoted on the Nasdaq SmallCap Market of The Nasdaq Stock Market, Inc. "Nasdaq" under the symbols ICCSU, ICCSA, ICCSW and ICCSZ, respectively. The following table sets forth the high and low closing bid prices of the Company's securities for the periods indicated. These quotations represent prices between dealers in securities, do not include retail mark-ups, mark-downs or commissions and do not necessarily represent actual transactions. The prices have been adjusted to reflect a 1 for 5 reverse stock split which became effective as of September 25, 1998. The Company's securities commenced trading on January 18, 1995.


                                Fiscal Years Ended July 31
                               1997                    1998
                      ---------------------    ---------------------
                        High         Low         High         Low
                      --------     --------    --------     --------
Units
1st Quarter           $48.750      $40.000     $25.000      $ 8.125
2nd Quarter            47.500       15.000      18.125        5.625
3rd Quarter            45.000       25.000      11.250        2.190
4th Quarter            40.625       13.125       4.375        0.625

Class A Common Stock
1st Quarter            28.125       15.000      13.750        5.000
2nd Quarter            23.750       10.313      10.000        4.845
3rd Quarter            21.015       11.565      10.000        1.875
4th Quarter            20.625        6.250       4.690        0.938

Class A Warrants
1st Quarter            14.688        7.500       8.750        0.625
2nd Quarter            17.500        3.125       4.375        0.940
3rd Quarter            15.315        6.250       2.345        0.315
4th Quarter            13.750        3.750       0.940        0.080

Class B Warrants
1st Quarter            12.500        6.250       5.470        0.625
2nd Quarter            12.500        1.875       3.750        0.625
3rd Quarter            14.375        4.375       1.720        0.155
4th Quarter            12.500        2.500       1.250        0.080



   Interim 1999 Fiscal Quarters Ended

---------------------------------------------
                          High         Low
                        --------     --------

Units
1st Quarter              $ 2.750        .125
2nd Quarter              $14.500       2.000


Class A Common Stock
1st Quarter              $ 2.125        .625
2nd Quarter              $12.000       1.625


Class A Warrants
1st Quarter              $     -           -
2nd Quarter              $  .001        .001


Class B Warrants
1st Quarter              $     -           -
2nd Quarter              $  .001        .001


Holders

     As of December 31, 1998, there were approximately 160 record holders of the Class A Common Stock, approximately 24 record holders of the Class B Common Stock, approximately 100 record holders of the Redeemable Common Stock, and approximately 150 record holders of the Company's Class A and Class B Warrants.

Dividends

     The Company has not paid any cash dividends on its Common
Stock and does not intend to declare or to pay cash dividends in the foreseeable future. The Company expects that it will retain all available earnings, if any, to finance and expand its business.



Possible Delisting by Nasdaq
of Units, Class A Common Stock,
Class A Warrants and Class B Warrants

     While the Company's Units, Class A Common Stock, Class A Warrants and Class B Warrants are currently quoted on the Nasdaq SmallCap Market, there can be no assurance that the Company will meet the criteria for continued listing. Continued inclusion on the Nasdaq SmallCap Market requires that, among other things, the Company have at least $2,000,000 in "net tangible assets" ("net tangible assets" equals total assets less total liabilities and goodwill), or at least $35,000,000 in total market value, or at least $500,000 in net income in two out of its last three fiscal years, as well as at least 500,000 shares in the public float, at least $1,000,000 in market value of the public float, and a bid price of not less than $1.00 per share for 30 trading days.

     If the Company is unable to satisfy the Nasdaq SmallCap Market continued listing requirements, its securities may be delisted from the Nasdaq SmallCap Market. In such event, trading, if any, in the Units, Class A Common Stock and Warrants would thereafter be conducted in the over-the-counter market in the so called "pink sheets" or the NASD's "Electronic Bulletin Board." Consequently, the liquidity of the Company's securities could be severely adversely affected, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and media coverage of the Company and lower prices for the Company's securities than might otherwise be attained.

     In July 1998, the Company was notified by Nasdaq that it no longer met the minimum net tangible assets, market capitalization or net income requirements for continued listing on the Nasdaq SmallCap Market. In October 1998, Nasdaq further notified the Company that it also did not meet the minimum market maker requirement in connection with its warrant listings on the Nasdaq SmallCap Market, and also raised concerns about the Company's compliance with Nasdaq's shareholder approval requirements related to a prior issuance by the Company of shares of Class A Common Stock representing more than 20% of the then-issued and outstanding shares of Class A Common Stock in connection with the merger of the Company into its majority-owned subsidiary. In a letter dated October 22, 1998, Nasdaq informed the Company that it would not be afforded an extension of time in which to achieve compliance with the continued listing requirements of the SmallCap Market and that, unless the Company requested a hearing in that regard, the securities of the Company would be delisted from the SmallCap Market effective with the close of business on October 29, 1998.

     On October 27, 1998, the Company requested a hearing with the Nasdaq Hearing Department, which stayed the delisting. The hearing was held on January 7, 1999. At that hearing, the Company presented its plan for sustained compliance with the continued listing requirements of the SmallCap Market. Nasdaq informed the Company that it would notifiy the Company of its decision within thirty days. As of February 11, 1999, the Nasdaq decision is still pending. If delisted, the Company's securities would be traded in the over-the-counter market and subject to the Securities and Exchange Commission's penny stock restrictions set forth in Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended "Exchange Act".





Effect of Outstanding Options
and Warrants; Registration Rights.

     After giving effect to the issuance of the securities issued in a 1997 private placement "1997 Private Placement"and the anti-dilution adjustments in the exercise price of the Class A Warrants and Class B Warrants issued and outstanding or issuable upon the exercise of certain options, the Company has outstanding as of the Record Date:

          (i) an aggregate of 942,944 Class A Warrants exercisable at $29.10 for 942,944 additional shares of Class
     A Common Stock and 942,944 Class B Warrants;

          (ii) an aggregate of 1,699,454 Class B Warrants
     (including the 942,944 Class B Warrants issued upon exercise of the Class A Warrants), exercisable at $39.15 for 1,699,454 shares of Class A Common Stock;

          (iii) the Unit Purchase Options issued to D.H. Blair and its designees in connection with the Company's initial public offering in 1995 (the "IPO Option") and the 1997 Private Placement to purchase 31,000 and 112,229 Units, respectively, which Units contain an aggregate of 143,229 shares of Class A Common Stock, 160,016 Class A Warrants and an aggregate of 320,032 Class B Warrants (including 160,016 Class B Warrants underlying the Class A Warrants), such Class A Warrants and Class B Warrants are exercisable for an aggregate of 480,048 shares of Class A Common Stock;

          (iv) options to purchase 1,960,000 shares of Class A Common Stock under the Company's 1994 Stock Option Plan, as amended (1994 Plan) at exercise prices ranging from approximately $.26 to $20, and 4,000 shares of Class A Common Stock under the Company's 1992 Stock Option Plan (1992 Plan) at exercise prices of $20.00;

          (v) options to purchase 11,500 shares of Class A Common
     Stock, 5,750 shares of Class E-1 Common Stock and 5,750 shares of Class E-2 Common Stock;

          (vi) 42,063 other warrants (the "Private Placement
     Warrants") to purchase 42,063 shares of Class A Common
     Stock, 18,825 shares of Class E-1 Common Stock and 18,825 shares of Class E-2 Common Stock;

          (vii) Bridge Warrants, to purchase 778,500 shares of Class A Common Stock at $2.50 per share

          (viii) other warrants for issuance to consultants to purchase 500,000 shares of Class A Common Stock at $2.50 per share.

          (ix) $175,000 aggregate principle amount of Series S Preferred Stock, which may, under certain circumstances, convert into shares of Class A Common Stock commencing no later than July 1, 1999, at the rate of $12,000 per month based upon the closing price of the Class A Common Stock on the trading day immediately preceding the first day of each month after such date;

          (x) NASD registered broker/dealers who participated in the Bridge Placement will be compensated with warrants to purchase Class A Common Stock. The number of warrants to be issued will not exceed 116,775, and is estimated to be approximately 60,000.

          (xi) 22,000 shares of Class A Common Stock is issuable to Robert Nagel, former Vice President and Director of
Technology of the Company, as part of a settlement agreement to resolve all actions against the Company.


          (xii) Class A Common Stock to be issued to Win Capital
Corporation and its designees in connection with the Company's
1999 Private Placement, (Reg D), subject to shareholders approval, to purchase 90,000 shares at $5.00 per share.

     The existence of the IPO Options and Private Placement Unit Purchase Options, outstanding options and warrants, Class A Warrants, Class B Warrants, Series Preferred Stock and other options and warrants that may be issued by the Company may hinder future financing by the Company. Further, the holders of such options and warrants may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. No prediction can be made as to the effect, if any, that sale of these securities or the availability of such securities for sale without restriction will have on the market prices of the Company's securities prevailing from time to time. Nevertheless, the possibility that substantial amounts of securities may be sold in the public market may adversely affect prevailing market prices for the Company's securities and could impair the Company's ability to raise capital through the sale of its securities.

     The Class A Warrants and the Class B Warrants are subject to redemption by the Company at a redemption price of $.25 per Warrant upon not less than 30 days' prior written notice if the closing bid price of the Class A Common Stock shall have averaged in excess of $45.50 and $61.25 per share, respectively as adjusted by the reverse stock split, for 30 consecutive trading days ending within 5 days of the notice. This condition has not been satisfied with respect to any of the Warrants, and the Company does not anticipate that this condition will be met in the foreseeable future. Such redemption of the Warrants could force the holders to exercise such Warrants and pay the exercise prices therefor at a time when it may be disadvantageous for the holders to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price which, at the time the Warrants are called for redemption, is likely to be substantially less than the market value of the Warrants.

     In addition, holders of the IPO Options and Private
Placement Unit Purchase Options have registration rights with respect to the underlying securities. Exercise of the registration rights may involve substantial expense to the Company. Additionally, the Company's other warrants were exercisable through February 10, 2002 at exercise prices of $2.50 to $39.15 per share as adjusted, and contain anti-dilution provisions, demand and "piggy-back" registration rights.

     The shares of Class A Common Stock issuable upon exercise of the Class A or Class B Warrants issued or issuable principally in connection with the Company's IPO and 1997 Private Placement which were registered pursuant to the Company's Registration Statement or Form S-3 that became effective on May 22, 1997 may be resold without restriction provided there is a current prospectus under the Securities Act relating thereto and applicable state securities laws are complied with.



               PROPOSAL I--APPROVAL OF THE SHARE
                       ISSUANCE PROPOSAL

     In January 1999, the Company completed a $2.595 million private bridge financing. As indicated in the Company's Quarterly Report on Form 10-QSB for the quarter ended October 31, 1998, the Company is in need of additional financing to fund the Company's operations. At October 31, 1998, the Company had negative $ 1.9 million of working capital and $112,877 of cash and cash equivalents. The Company currently estimates that cash on hand together with cash generated from operations will be sufficient to satisfy the Company's cash requirements only until April 30, 1999. The Board of Directors of the Company has considered various means of procuring additional financing and has determined that at the present time a private offering (the "Private Placement") of the Company's Series A Convertible Redeemable Preferred Stock (Series A Preferred Stock) would be in the best interests of the Company and its stockholders. [The net proceeds of the Private Placement will be used for sales and marketing, research and development and general working capital purposes in the proportions of __%, __% and __%, respectively.]


     The Company commenced a $3,000 Private Placement, ("Regulation D or Reg D"), immediately following the closing of the private bridge financing. As of February 11, 1999, [TO BE UPDATED] the Company has received subscription agreements for $2,425,000 and cash to its escrow account in the amount of $850,000. Pursuant to Nasdaq Rule 4310(c)(25)(H)(i) ("Rule 4310(c)(25)(H)(i)"), the Company is required to obtain stockholder approval in connection with any transaction, other than a public offering, that involves the issuance by the Company of Common Stock (or securities convertible into or exercisable for Common Stock) that equals 20% or more of the shares of Common Stock outstanding before the issuance of such securities (the "20% Limitation"). On the Record Date, the closing sale price of the Class A Common Stock on the Nasdaq SmallCap Market was $5.875 per share. The Private Placement consists of an offering of 3,000 shares of Series A Preferred Stock at a price per share of $1,000. In addition, the Company has offered the Private Bridge holders the opportuninty to convert their Bridge Notes into the Series A Preferred Stock. All bridge investors have agreed to convert subject to shareholders approval and Nasdaq compliance as a result an additional 2,595 shares of Series A Preferred Stock will be issued, and the total of the Seris A Prefferred Stock will be 5,595.

     If the stockholders approve the Share Issuance Proposal, the Board of Directors of the Company will be authorized to issue shares of Common Stock representing more than 20% of the issued and outstanding shares thereof and to determine the other terms and conditions of the Private Placement.


The Series A Preferred Stock

     Annex I attached hereto is the proposed form of Designation of Series and Determination of Rights and Preferences of Series A
Convertible Redeemable Preferred Stock (Designation). The following is a summary of the Designation and of the rights and preferences of the Series A Preferred Stock


     The Series A Convertible Preferred is convertible into Class A Common Stock of the Company at a 25% discount to the market with the cap price of $5.00 per share. It has a term of ____ years and a coupon of ____%. The Class A Common Stock underlying the Series A Convertible Preferred must be registered within 120 days of the closing of the 1999 Private Placement.


     The Board of Directors of the Company has determined to obtain approval of the Private Placement in order to avoid a possible conflict with Rule 4310(c)(25)(H)(i), which conflict could result in the removal of the Company's Common Stock from inclusion on the Nasdaq SmallCap Market. Approval by the stockholders for the Private Placement is assured.

     The Company believes that, notwithstanding the consummation of the Private Placement, it will be required to seek additional financing in the future to fund its operations and to continue to develop its products. With the consummation of the Private Placement, the Company anticipates that its cash requirements should be satisfied for approximately nine to twelve months.



                         CAPITALIZATION

     The following table sets forth the debt and the total capitalization of the Company (i) as of October 31, 1998, (ii) pro forma to give effect to the sale of the Series A Preferred Stock in the Private Placement at the offering price of $1,000 per share and the application of the estimated net proceeds therefrom, after deducting offering expenses estimated at $300,000. The table should be read in conjunction with the financial statements, including the notes thereto, attached hereto as Annex B and Annex C.


                                             (i)             (ii)
                                        October 31,      October 31,
                                           1998             1998
                                        (unaudited)       pro forma
Liabilities
  Accounts Payable                      $    627,034     $    161,034
  Bridge notes, net of debt disc.            518,084               -
  Notes payable                              157,649               -
  Capital lease obligation                   261,572          261,572
  Accrued expenses                           628,786          538,566
                                        -------------    ------------
       Total liabilities                $  2,193,125     $    961,172
                                        -------------    ------------

  Redeemable Common Stock                      5,729            5,729


Stockholders Equity
  Common & Preferred                          14,769           26,779
  Additional paid-in capital              15,106,015       20,912,309
  Notes receivable                          (112,500)               -
  (Deficit) accumulated during
   the development stage                 (15,390,531)     (15,434,531)
                                        -------------    -------------
       Total stockholders equity        $   (382,247)    $  5,504,557
                                        -------------    -------------
Total liabilities & equity              $  1,816,607     $  6,471,458
                                        -------------    -------------








                         RECOMMENDATION

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE
SHARE ISSUANCE PROPOSAL

                  ANNUAL AND QUARTERLY REPORT
             INFORMATION INCORPORATED BY REFERENCE

     All stockholders of record as of the Record Date are concurrently herewith being sent a copy of the Company's (i) Annual Report on Form 10-KSB for the fiscal year ended July 31, 1998, which contains certified financial statements of the Company and (ii) Quarterly Report on Form 10-QSB for the quarter ended October 31, 1998, which such documents are incorporated herein by reference.

     ANY STOCKHOLDER OF THE COMPANY MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED JULY 31, 1998 (WITHOUT EXHIBITS) AND QUARTERLY REPORT ON FORM 10-QSB FOR THE QUARTER ENDED OCTOBER 31, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BY WRITING TO WALTER M. PSZTUR, SECRETARY, AT INTERNET COMMERCE CORPORATION, 805 THIRD AVENUE, 9TH FLOOR, NEW YORK, NEW YORK 10022

                         OTHER MATTERS

     As of the date of this Proxy Statement, management knows of no matters other than those set forth herein which will be presented for consideration at the Special Meeting. If any other matter or matters are properly brought before the Special Meeting or any adjournment thereof, the persons named in the accompanying Proxy will have discretionary authority to vote, or otherwise act, with respect to such matters in accordance with their judgment.


                              Respectfully submitted,

                              /s/ Walter M. Psztur
                              -----------------------
                                  Secretary


New York, New York
February __, 1999




                          ANNEX A

                   DESIGNATION OF SERIES AND
           DETERMINATION OF RIGHTS AND PREFERENCES OF
        SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK




                          ANNEX B

                ANNUAL REPORT ON FORM 10-KSB FOR
              THE FISCAL YEAR ENDED JULY 31, 1998



                          ANNEX C

              QUARTERLY REPORT ON FORM 10-QSB FOR
               THE QUARTER ENDED OCTOBER 31, 1998